RONSON CORPORATION SHAREHOLDERS APPROVE THE SALES OF THE
AVIATION DIVISION AND THE CONSUMER PRODUCTS DIVISION

Woodbridge, N.J., February 2, 2010 - Ronson Corporation (the "Company") (OTC: RONC.PK) announced today that the sales of the Company’s aviation division to Hawthorne TTN Holdings, Inc. (“Hawthorne”) and of the Company’s consumer products division to Zippo Manufacturing Company (“Zippo”) were approved by the Company’s shareholders at a Special Meeting of Shareholders held on February 1, 2010.  In addition, at the Special Meeting the shareholders approved the change of the Company’s name from Ronson Corporation to RCLC, Inc. upon the consummation of the sale of the consumer products division.

On May 14, 2009, the Company announced that it had signed a definitive asset purchase agreement with Hawthorne to sell substantially all of the assets of Ronson Aviation, Inc., the Company’s wholly-owned subsidiary located at the Trenton-Mercer Airport, a fixed base operator engaged in providing aircraft fueling and servicing, avionics sales, aircraft repair and maintenance, hanger and office leasing and related services.  The purchase agreement provides for a purchase price, payable in cash at closing, of $9.5 million, $0.5 million of which will be held in escrow for a period of 15 months to secure the Company’s indemnification obligations.

On October 13, 2009, the Company announced that it had signed a definitive asset purchase agreement with Zippo to sell substantially all of the assets of the Company’s wholly-owned subsidiaries engaged in the consumer products business, Ronson Consumer Products Corporation in Woodbridge, New Jersey, and Ronson Corporation of Canada, Ltd. of Mississauga, Canada, as well as certain related assets of Ronson Corporation.  The sale price for these assets is $11.1 million, payable in cash at closing subject to various adjustments, $1.350 million of which is to be held in escrow to secure the Company’s indemnification obligations for a period of twelve months and longer in specified events.

The Company expects the closing of the sale of the consumer products division to occur later this week and the sale of the aviation division to occur later this month.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada, Ltd., and 3) Ronson Aviation, Inc.

Forward-Looking Statements:

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty.  Forward-looking statements are based on current expectation of future events.  The Company cannot ensure that any forward-looking statements will be accurate.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated.  Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties.  The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320